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                                                                  Exhibit (h)(3)

                        ADDITIONAL COMPENSATION AGREEMENT


                                                              November [ ], 2002

Qualifying Underwriters
  Listed on Schedule B hereto

Ladies and Gentlemen:

            Reference is made to each Underwriting Agreement dated the date hereof (each, an "Underwriting Agreement"), by and among each respective closed-end management investment company listed on Schedule A hereto (each a "Fund" and collectively, the "Funds"), Eaton Vance Management (the "Adviser") and each of the respective Underwriters named therein, with respect to the issue and sale of each Fund's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as described therein. Reference is also made to
(i) the Investment Advisory Agreements (the "Investment Advisory Agreements") to be entered into between the Adviser and each Fund and (ii) the registration statements on Form N-2 regarding the Common Shares of each Fund (the "Registration Statements"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the respective Underwriting Agreements.

            UBS Warburg LLC ("UBS Warburg") hereby confirms its agreement with each Qualifying Underwriter (as defined in Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statements, payable by UBS Warburg to each of the Qualifying Underwriters. UBS Warburg agrees to pay to each Qualifying Underwriter additional compensation (collectively, the "Additional Compensation") as provided for in Section 3 hereof; provided, however, that such Additional Compensation shall not exceed an amount equal to 0.10% per annum of the aggregate average weekly gross asset values of the Funds (including assets attributable to any preferred shares of the Funds that may be outstanding) multiplied by the aggregate Pro Rata Percentages (as defined in Section 2 hereof) applicable to the Qualifying Underwriters (as defined in Section 1); and provided, further, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). The Additional Compensation shall be payable as set forth in Section 3 hereof.

            SECTION 1. Qualifying Underwriters. For the purposes of this Additional Compensation Agreement, each Underwriter which sells Common Shares of the Funds with an aggregate purchase price to the public of at least $50,000,000 (which amount shall equal the aggregate purchase price to the public of any Firm Shares and Additional Shares sold by such Underwriter, as determined in the sole discretion of UBS Warburg and set forth in Schedule B hereto) shall be a "Qualifying Underwriter"; provided, however, that UBS Warburg shall not be included in the term "Qualifying Underwriter." UBS Warburg may, in its sole and absolute discretion, waive such $50,000,000 sales requirement with respect to any Underwriter and determine such Underwriter to be a Qualifying Underwriter
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                                                                               2

            SECTION 2. Pro Rata Percentage. Each Qualifying Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall be the aggregate purchase price to the public of the Common Shares sold by such Underwriter as set forth on Schedule B hereto and the denominator of which shall equal the aggregate purchase price to the public of all of the Common Shares purchased by the Underwriters pursuant to the Underwriting Agreements.

            SECTION 3. Payment of Additional Compensation.

            (a) UBS Warburg shall pay the Additional Compensation, quarterly in arrears, to each Qualifying Underwriter in an amount equal to the product of such Underwriter's Pro Rata Percentage multiplied by 0.025% of the Funds' aggregate average weekly gross asset values (including assets attributable to any preferred shares of the Funds that may be outstanding) for such quarter. For the purposes of determining amounts due to each Qualifying Underwriter, the average weekly gross asset value for each Fund shall be the average weekly gross asset value as calculated by the Adviser for the applicable quarter. Nothing herein shall in any way obligate UBS Warburg to calculate the average weekly gross asset values of the Funds for any quarter and UBS Warburg shall be entitled to rely exclusively on the Adviser's calculations. No Qualifying Underwriter shall have the right to challenge the calculation of the average weekly gross asset values of the Funds nor shall any Qualifying Underwriter have the right to obligate UBS Warburg to calculate the average weekly gross asset values for the Funds.

            (b) All fees payable hereunder shall be paid by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by the payee.

            (c) The initial payments of Additional Compensation hereunder shall be with respect to the calendar quarter ending December 31, 2002. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day.

            SECTION 4. Maximum Additional Compensation Amount. The "Maximum Additional Compensation Amount" payable by UBS Warburg hereunder shall be, with respect to each Qualifying Underwriter, such amount as, when taken together with the amount of all underwriting compensation other than the Additional Compensation received by such Underwriter in connection with the offerings of the Common Shares of the Funds, equals the maximum compensation allowed under the conduct rules of the National Association of Securities Dealers, Inc., as such rules are then in effect.

            SECTION 5. Term. This Additional Compensation Agreement shall continue coterminously with and so long as the Investment Advisory Agreements, each dated November [ ], 2002, remain in effect between the Funds and Eaton
Vance Management or any successor in interest or affiliate of Eaton Vance Management, as, and to the extent, that each such Investment Advisory Agreement is renewed periodically in accordance with the 1940 Act.
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                                                                               3

This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to any Qualifying Underwriter, the payment by UBS Warburg to such Qualifying Underwriter of the Maximum Additional Compensation Amount, (b) with respect to any Fund, the dissolution and winding up of that Fund and (c) with respect to any Fund, the date on which the Investment Advisory Agreement or other advisory agreement between that Fund and the Adviser or any successor in interest to the Adviser, including but not limited to an affiliate of the Adviser.

            SECTION 6. Not Exclusive. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisers).

            SECTION 7. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

            SECTION 8. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

            SECTION 9. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

            SECTION 10. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

            If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among UBS Warburg and the Qualifying Underwriters in accordance with its terms.

                                           Very truly yours,

                                           UBS WARBURG LLC


                                           By:  ________________________________
                                                Name:  Oscar Junquera
                                                Title:  Managing Director


                                           By:  ________________________________
                                                Name:  Todd A. Reit
                                                Title:  Executive Director

CONFIRMED AND ACCEPTED,
as of the date first above written:


[Insert Qualifying Underwriters]

By: ________________________________
    Name:
    Title:
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                                   SCHEDULE A

  Name of Fund
  ------------

Eaton Vance Insured Municipal Bond Fund II
Eaton Vance Insured Arizona Municipal Bond Fund
Eaton Vance Insured California Municipal Bond Fund II
Eaton Vance Insured Florida Municipal Bond Fund
Eaton Vance Insured Massachusetts Municipal Bond Fund
Eaton Vance Insured Michigan Municipal Bond Fund
Eaton Vance Insured New Jersey Municipal Bond Fund
Eaton Vance Insured New York Municipal Bond Fund II
Eaton Vance Insured Ohio Municipal Bond Fund
Eaton Vance Insured Pennsylvania Municipal Bond Fund
Eaton Vance Municipal Income Trust II
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                                   SCHEDULE B

                                                                  Aggregate
                                                           Purchase Price to Public                 Pro Rata
Name of Qualifying Underwriter                              of Common Shares Sold                  Percentage
------------------------------                              ---------------------                  ----------
